Exhibit 10.19

DATE:	February 28, 2006

TO:	Cosmo La Forgia, Doug Jones, Gary Johnson, Marcia Furst, Ron Neifield, Scott McCulloch, David Morrison, Susan Zeitz, Mike Provost, Scott Steever, David Fitton

FROM:	Tom Tolworthy, Wayne Richman & Joan Korsak

RE:	2006 Management Incentive Plan

For the fiscal year of 2006, The Vitamin Shoppe is again offering a Management Incentive Plan (MIP) that aligns compensation with company and personal performance. We are excited to share with you the details of the plan, and ask that you share this information with the incentive eligible associates on your teams.

MIP Objectives

The objectives of the MIP are to:

1.	Align the goals of the associates with the Company objectives.

2.	Focus attention on the achievement of Company and Departmental and/or Individual performance measures.

3.	Provide a strong financial incentive to associates based on the achievement of critical Company, Departmental and/or Individual goals.

4.	Provide an incentive plan consistent with the establishment of specific performance objectives in support of our pay for performance compensation philosophy.

Who is Eligible?

All functional department Managers, Directors and Vice Presidents are eligible, and are considered “plan participants”. In the Retail field organization, this includes the Regional Directors only, as the other management team members are participants in a retail specific plan. A list of eligible participants by department will be distributed.

What are the Goals and Performance Measures?

The MIP includes both Company and Department /Individual goals and performance measures. We have chosen our EBITDA plan as the Company goal, and have weighted this portion of the incentive payout at 75% of the total incentive. Our threshold performance to earn the Company portion of the incentive is $43.5M EBITDA.

The Departmental/Individual goals are weighted at the remaining 25% of the payout. The individual goals for 2006 will be a blend of specific projects and initiatives that support our Business Plan and quantifiable items that are drawn from our operating budget. Any individual participant should have between three and five goals, with a minimum weighting of 5% each.

Each goal will stand alone when evaluating payout, and each will have its own measurement. This measurement will establish the threshold performance for that goal. Therefore, each goal must meet or exceed threshold performance in order to be paid for that portion of the incentive award.

What incentive award is available?

The incentive award is established based on the participant’s level, and a participant’s award is calculated as a percentage of his/her base salary at the end of the plan year.

For Managers, the incentive award at threshold performance is 10%. For Directors, the incentive award at threshold is 15%.

For all participants, additional incentive is earned as additional EBITDA performance is achieved. Specifically, at $44.5M EBITDA and for each additional $1M EBITDA, each participant is awarded an additional 10% of the incentive earned. The incentive opportunity is outlined below:

INCENTIVE OPPORTUNITY* (EXAMPLE)

	Salary	At $43.5M EBITDA	At $44.5M EBITDA	Each Additional $1M EBITDA
Directors – 15%	$110,000	$16,500	$1,650	$1,650
Managers – 10%	$70,000	$7,000	$700	$700

*	Please note this chart illustrates the total opportunity if both Company and Department/Individual goals are met.

How are we establishing the Department/Individual goals?

With your eligible team members, select goals that are a priority within the 2006 Business Plan with clearly measurable results. These results may be quantifiable or expressed in clear project or process objectives.

How are we administering the MIP?

Goals must be established by March 17, 2006 and entered onto the 2006 Incentive Plan Goals and Results form (attached, along with a sample). Before being considered final, goals must be agreed upon with Vice Presidents/Department Heads and their supervisor.

Once completed, the goal sheets will be collected by and centralized in Human Resources. At the end of the fiscal year, the management team will submit the results for the Department/Individual goals to Human Resources. All financial results will be validated by Finance. The Company EBITDA performance result will be available in late January. However, we must wait until the audited result is available to confirm and award payments, which is typically available in late March.

Are Managers or Directors who are hired after January 2006 eligible for the MIP?

Any associate hired or transferred into an eligible position prior to June 25, 2006 (fiscal July) will be eligible for a prorated award. Associates hired into eligible positions on or after June 25, 2006 will not be eligible for an award under the 2006 MIP. Associates who are transferred or promoted into eligible positions may be considered for a discretionary award.

Additional MIP Information

In keeping with our pay for performance philosophy, eligible associates’ must achieve a rating of at least Meets Expectations on their 2006 annual Associate Performance Appraisal in order for him/her to be eligible to receive a MIP award.

Prior to the payout of MIP awards, all goal results will be submitted in writing to the Chief Executive Officer or a designee for review and approval. The Chief Executive Officer or a designee may, in his/her sole discretion, make adjustments to the awards. Approval must be obtained prior to any action being taken and/or discussions with an associate.

The plan participant must be an active associate of The Vitamin Shoppe on the day the MIP awards are considered earned. The MIP awards are considered earned when all participant goal results are reviewed and approved by the Chief Executive Officer or a designee. Associates who leave the Company, voluntarily or involuntarily, prior to that date will not receive the MIP award.

Incentive award payments are subject to all applicable withholding as required by law, as well as any other previously defined Company or individual withholdings.

Participation in the MIP is not a guarantee of continued or future employment and does not alter the employment at will nature of the relationship between an associate and the Company. The Vitamin Shoppe reserves the right to amend, suspend or terminate all or part of any incentive plan, or to modify any payment hereunder, at any time, for any or no reason, with or without advance notice.

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